Exhibit 5.1

Simpson Thacher & Bartlett LLP

ONE MARKET PLAZA

SPEAR TOWER, SUITE 3800

SAN FRANCISCO, CA 94105

TELEPHONE: +1-415-426-7300

FACSIMILE: +1-415-426-7301

Direct Dial Number	E-mail Address

November 4, 2026

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

To the Addressee Stated Above:

We have acted as counsel to Microsoft Corporation, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-283760) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, including the prospectus constituting a part thereof dated December 12, 2024 and the prospectus supplement dated October 29, 2026 to such prospectus (together, the “Prospectus”) filed with the Commission.

We have examined the Registration Statement, the Underwriting Agreement, dated October 29, 2026 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase $1,000,000,000 aggregate principal amount of Floating Rate Notes due 2028, $2,000,000,000 aggregate principal amount of 4.850% Notes due 2028, $1,000,000,000 aggregate principal amount of Floating Rate Notes due 2029, $3,250,000,000 aggregate principal amount of 5.000% Notes due 2029, $3,250,000,000 aggregate principal amount of 5.200% Notes due 2031, $2,500,000,000 aggregate principal amount of 5.350% Notes due 2033, $4,000,000,000 aggregate principal amount of 5.550% Notes due 2036, $2,000,000,000 aggregate principal amount of 6.150% Notes due 2046, $4,000,000,000 aggregate principal amount of 6.250% Notes due 2056 and

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Microsoft Corporation	-2-	November 4, 2026

$2,000,000,000 aggregate principal amount of 6.350% Notes due 2066 (collectively, the “Notes”) issued by the Company, the Indenture, dated as of May 18, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Sixteenth Supplemental Indenture, dated as of November 4, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Microsoft Corporation	-3-	November 4, 2026

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 110 of the Base Indenture and Section 5.4 of the Supplemental Indenture relating to the separability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP